Exhibit 10.3
FORM OF
TRANSACTION INCENTIVE AGREEMENT
THIS TRANSACTION INCENTIVE AGREEMENT (this “Agreement”) is entered into as of this  _____  day of                     , 2011 (“Effective Date”), by and between GSI Commerce, Inc. (the “Company”), and                      (the “Executive”).
WHEREAS, the Executive is employed by the Company as of the Effective Date;
WHEREAS, the Company considers the Executive to be an employee whose continuing services, leadership and support are and will be valuable, especially in connection with a Sale of the Company (as defined below);
WHEREAS, subject to the terms of this Agreement, the Company wishes to incent the Executive to remain an employee in good standing in the event there is a Sale of the Company; and
WHEREAS, the Company and the Executive desire to set forth herein the terms and conditions under which the Company shall pay the Executive an Incentive Amount (as defined below) in connection with a Sale of the Company.
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
1. Certain Defined Terms. The following terms have the following meanings when used in this Agreement:
(a) “Board” shall mean the Board of Directors of the Company.
(b) “Cause” shall mean the occurrence of the following events:
(i) a good faith determination by the Board that the Executive (A) was grossly negligent or engaged in willful misconduct in the performance of his or her duties for the Company, (B) was convicted of, or entered a plea of guilty to, a crime constituting a felony or any criminal offense constituting fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof, other than an automobile offense, or (C) intentionally and materially violated any contract or agreement between the Executive and the Company, the Company’s Code of Business Conduct or any of the Company’s material policies; provided, however, that no act or failure to act by the Executive shall be deemed to constitute Cause under this clause (C) if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interests of the Company; and
(ii) (A) the Company has delivered written notice to the Executive of its intention to terminate his employment for Cause within ninety (90) days after the Company has actual knowledge of the facts and circumstances upon which it seeks to rely as a basis for its right to terminate for Cause, (B) such notice sets forth in reasonable detail such facts and circumstances and (C) the Executive has failed to correct any of the events listed in Section 1(b)(i) above, if such events are reasonably capable of being corrected, within thirty (30) days following delivery of the Company’s written notice of its intention to terminate for Cause.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(d) “Good Reason” shall mean with respect to the Executive, the occurrence of one or more of the following events or conditions, without the Executive’s express prior written consent (which may be withheld for any reason or no reason), provided that upon the first occurrence of any such event or condition, the Executive shall have given the Company written notice that he or she is resigning his or her employment with the Company due to the occurrence of such event or condition and the Company shall not have corrected the situation within ten (10) days after the Executive gives such notice:
(i) a material reduction in the Executive’s duties, positions, titles, offices, authority or responsibilities relative to the duties, positions, titles, offices, authority or responsibilities in effect immediately prior to the Sale of the Company; the assignment to the Executive of any duties or responsibilities that are substantially inconsistent with the Executive’s duties, positions, titles, offices, authority or responsibilities as in effect immediately before such assignment; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such positions, titles or offices; provided that any of the foregoing that result solely from the fact that the Company is no longer a publicly traded and listed company shall not by itself constitute Good Reason under this Section 1(d);
(ii) a reduction in the greater of the Executive’s (A) base salary as in effect immediately prior to the Sale of the Company, or (B) base salary at such higher level as may be determined following the Sale of the Company;
(iii) a reduction in the greater of the Executive’s (A) bonus or other cash incentive compensation opportunity as in effect immediately prior to the Sale of the Company, or (B) bonus or other cash incentive compensation opportunity at such higher level as may be determined following the Sale of the Company; a reduction or negative change in the Executive’s equity award or other long-term non-cash incentive opportunities (the value of which is measured as of the date of grant using a reasonable valuation methodology consistently applied); or a reduction or negative change in the Executive’s benefits other than base salary, bonus or other cash and non cash incentive compensation as in effect immediately prior to the Sale of the Company; provided, however, that Good Reason shall not exist under this Section 1(d) if after a Sale of the Company, the Company offers the Executive a range of cash and non-cash bonus and incentive opportunities and other benefits which, taken as a whole, are comparable to the cash and non-cash bonus and incentive opportunities and other benefits provided to the Executive immediately prior to the Sale of the Company;
(iv) the failure of the Company to timely pay or provide to the Executive any portion of the Executive’s compensation or benefits then due to the Executive;

(v) a relocation of the Executive’s principal place of employment that will result in an increase of more than thirty (30) miles in the Executive’s one-way commute as compared to the Executive’s one-way commute prior to the Sale of the Company;
(vi) any material breach by the Company of this Agreement or any other material agreement between the Company and the Executive, including any employment agreement, indemnification agreement or agreement relating to any equity award; or
(vii) the failure by the Company to obtain, before a Sale of the Company occurs, an agreement in writing from any successors and assigns to all or substantially all of the business or assets of the Company to assume and agree to perform this Agreement unless otherwise assumed by such successors and assigns by operation of law.
(e) “Employee in Good Standing” shall mean, on the applicable payment date described in Exhibit A, the Executive is employed by the Company, or any subsidiary of the Company, has not tendered written notice of intent to resign or retire effective as of the applicable payment date, on or before the applicable payment date, and has not behaved in a manner that would be grounds for discharge for Cause.
(f) “Entity” shall mean a corporation, partnership, limited liability company or other entity.
(g) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(h) “Exchange Act Person” shall mean any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that Exchange Act Person shall not include (i) the Company or any affiliate, (ii) any employee benefit plan of the Company or any affiliate or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
(i) “Incentive Amount” shall mean the amount payable to the Executive in accordance with Section 2 and the payment schedule set forth in Exhibit A attached hereto, as a result of a Sale of the Company.
(j) “Own,” “Owned,” “Owner,” “Ownership” shall mean a person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(k) “Release” shall mean the Company’s standard release, which includes a waiver and release in favor of the Company, members of the Board, shareholders and their respective agents, and which the Executive must execute and not revoke as a condition to receive payment of his or her Incentive Amount, if any, under this Agreement in the event of a Sale of the Company. In addition, the Release shall include, among other terms, the Executive’s agreement (i) that he or she is not entitled to any additional amounts under this Agreement, except for the amounts that have been designated as payable to the Executive at the time of execution of the Release, and (ii) to release and waive any and all claims he or she may have relating to the Executive’s employment or service with the Company (but not including amounts payable under any separate agreements with the Company, such as under a change in control or employment agreement), including any laws relating to discrimination or taxes.
(l) “Sale of the Company” shall mean the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, which is covered by Section 1(k)(ii) below. Notwithstanding the foregoing, a Sale of the Company shall not be deemed to occur (A) on account of the acquisition of securities of the Company from the Company by an investor, any affiliate (as such term is defined in Rule 405 of the Securities Act) thereof or any other Exchange Act Person in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Sale of the Company would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Sale of the Company shall be deemed to occur;
(ii) there is consummated a merger, consolidation or similar transaction involving, directly or indirectly, the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (ii) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition;
(v) individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that if the appointment or election (or nomination for election) of any new director was approved or recommended by a majority vote of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board.
The term Sale of the Company shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
(m) “Securities Act” shall mean the Securities Act of 1933, as amended.
(n) “Subsidiary” shall mean, with respect to the Company (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
2. Incentive Amount. If a Sale of the Company occurs, the Company shall pay to the Executive an Incentive Amount in an aggregate amount equal (before withholding of taxes) to $                    , which shall be payable in accordance with the payment schedule set forth in Exhibit A; provided that the Executive has remained an Employee in Good Standing of the Company from the date of this Agreement to the applicable payment dates set forth in Exhibit A. The Incentive Amount shall be excluded from benefit pay and/or compensation under the Company’s applicable employee benefit plans.
3. Termination of Employment.
(a) Voluntary Resignation, Retirement, or Termination for Cause. In the event that, prior to the Sale of the Company, the Executive is no longer an Employee in Good Standing, the Executive shall forfeit any and all rights to receive an Incentive Amount under this Agreement.

(b) Termination without Cause; Termination for Good Reason. In the event that, prior to the applicable payment date set forth in Exhibit A, the Executive’s employment is terminated by the Company without Cause or the Executive terminates his or her employment with the Company for Good Reason, subject to the Executive’s execution and non-revocation of the Release, the Company shall pay to the Executive an amount equal to the Incentive Amount which would otherwise have become payable under in accordance with Exhibit A, provided that the date of discharge shall be substituted for the applicable payment dates described in Exhibit A for purposes of calculating the dollar amount of the Incentive Amount. Such payment shall be made to the Executive within ten (10) days following the date of the Executive’s termination from employment with the Company. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.
(c) Death or Disability. In the event that the Executive dies, or terminates his or her employment on account of disability (within the meaning of the applicable disability benefit plan in which the Executive participates from time to time) on a date on which the Executive was an Employee in Good Standing, and prior to the applicable payment date set forth in Exhibit A, the Company shall pay to the Executive, or the Executive’s estate in the event of death, a single cash payment which shall be equal (before withholding of taxes) to the aggregate total of the Incentive Amount multiplied by the following fraction: the numerator shall be the number of days that have elapsed between the date of this Agreement and the date of the Executive’s death or disability, and the denominator shall be the number of days that have elapsed between the date of this Agreement and the Sale of the Company. Such payment shall be made to the Executive within ten (10) days following the date of the Executive’s termination from employment with the Company.
4. Mutual Agreement of the Parties. Notwithstanding any provision in this Agreement to the contrary, the Executive and the Company may mutually agree, in writing, that, prior to the applicable payment dates set forth in Exhibit A, the Company shall pay to the Executive the Incentive Amount which would otherwise have become payable under Section 2 above and in accordance with Exhibit A. Such payment shall be made to the Executive and subject to the Executive’s execution and non-revocation of the Release as agreed upon by the Executive and the Company.
5. Parachute Payments. In the event the Executive is not party to a change in control or comparable agreement with the Company, the following provisions of this Section 5 shall be applicable.
(a) Anything in this Agreement to the contrary notwithstanding, if any benefit the Executive would receive from the Company pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, the amounts payable or benefits to be provided to the Executive shall be reduced such that the economic loss to the Executive as a result of the “parachute payment” elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(b) The Company shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Sale of the Company. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
(c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.
6. Funding of Commitment/Debt Subordination Agreement. The Company will not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of the Incentive Amount.
7. Withholding Taxes. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
8. No Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company, on the one hand, or the Executive, on the other, to have the Executive remain in the employment of the Company or any prior to or following any Sale of the Company. Except as specifically provided in this Agreement, this Agreement shall not affect the rights and obligations of the Company and the Executive pursuant to any and all prior agreements and understandings concerning the Executive’s employment by the Company, including, but not limited to, the Executive’s change in control agreement, if any.
9. Successors. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties. Any successor to, or acquiror of, the Company in a Sale of the Company shall assume this Agreement.

10. Governing Law. This Agreement shall be governed by and interpreted under the laws of State of Delaware without giving effect to any conflict of laws provisions.
11. Code Section 409A. This Agreement is intended to comply with Code Section 409A and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable. Payment of the Incentive Amount under the Agreement is intended to be exempt from Code Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Code Section 409A. For purposes of Code Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding anything in this Agreement to the contrary, if required by Code Section 409A, if the Executive is considered a “specified employee” for purposes of Code Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Code Section 409A, payment of such amounts shall be delayed as required by Code Section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Code Section 409A shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.
12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that is not set forth expressly in this Agreement. References to Sections are references to Sections of this Agreement.
13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement. This Agreement may be executed and delivered by facsimile.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GSI COMMERCE, INC.

By:
Name:
Title:

EXECUTIVE

By:
[Name]

EXHIBIT A
Executive:
Aggregate Total of
Incentive Amount:
Payment Schedule

Portion of Incentive
Payment Date	Amount To be Paid
Upon Sale of the Company:

6-Month Anniversary of the Sale of the Company: